Exhibit 99.1

AMRI Receives FDA Notification on Proposed Corrective Actions

Albany, NY (September 26, 2011)  AMRI (NASDAQ: AMRI) today announced the receipt of a letter from U.S. Food and Drug Administration (FDA) regarding its Burlington, Massachusetts aseptic finish-and-fill facility, acquired in June 2010.  The letter pertained to AMRI’s written responses to a August 2010 warning letter and a June 2011 Form 483, and stated that corrective actions proposed by AMRI, once fully implemented, should adequately address the observations made by the FDA investigators.

The Company is on track to fully implement all corrective actions related to the 2011 Form 483 within October of this year and intends to present a written report on the remaining open items to the FDA following completion of these activities. According to the FDA letter, AMRI’s corrective actions will be verified by the FDA at the next facility inspection. AMRI has resumed and is continuing manufacturing operations at the Burlington site, including GMP fills for customer projects.

“We are encouraged that the FDA believes the corrective actions we have and are implementing should adequately address the observations raised from recent inspections,” said AMRI’s Chairman, President and CEO, Thomas E. D’Ambra, Ph.D. "This is an important, positive step in resolving the issues raised by the FDA with respect to our Burlington, MA facility. Although we believe the actions described in our submissions address the FDA observations, we are continuing to take additional actions to improve our quality, culture and performance at our Burlington operations. We are actively taking steps to rebuild Burlington’s book of business. AMRI remains committed to ensuring the quality and safety of our products and processes at all of our locations."

About AMRI
Founded in 1991, Albany Molecular Research, Inc. provides scientific services, products and technologies focused on improving the quality of life.  AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies.  As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner.  With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

AMRI Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as “may,” “could,” “should,” “would,” “will,” “intend,” “expect,” “anticipate,” “believe” and “continue” or similar words. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to (a) the results of further FDA inspections; and (b) the Company’s ability to effectively complete the corrective actions; as well as those factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 16, 2011 and the company’s other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

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Contacts:
Media – Yolanda Meleco, AMRI Communications, 518-512-2319